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                                   EXHIBIT 4.4

                               FIRST AMENDMENT TO
                             THE ROUGE STEEL COMPANY
                            2002 STOCK INCENTIVE PLAN


     WHEREAS, Rouge Industries, Inc. (the "Company"), a Delaware Corporation, adopted the Rouge Steel Company 2002 Stock Incentive Plan (the "Plan") for the purpose of aligning the interests of certain officers and employees of Rouge Steel Company with those of shareholders of the Company; and

     WHEREAS, the Company desires to amend the Plan to decrease the number of shares of Company Class A Common Stock available for award, subject to approval by the Company's shareholders.

     NOW, THEREFORE, in consideration of the premises, the Plan is hereby amended as follows, subject to approval by the Company's shareholders:

     1. The second sentence of Section 3 of the Plan is amended effective May 15, 2002 to delete 500,000 and replace it with 450,000.

     2. Except as amended herein, the terms of the Plan remain in full force and effect.


Dated: June 4, 2002               ROUGE INDUSTRIES, INC.


                                           By:  /s/ William E. Hornberger
                                                -------------------------
                                                William E. Hornberger
                                           Its: Senior Vice President, Corporate
                                                Relations and External Affairs